                                                                   EXHIBIT (10)H

                        MANAGEMENT CONTINUITY AGREEMENT

       This Agreement effective as of February
15, 1995 between FIRST OF AMERICA BANK CORPORATION, a Michigan Corporation with an office at 211 S. Rose St., Kalamazoo, Michigan 49007 (the "Company") and

                     EMPLOYEE NAME:_____________________________________________
whose address is:



(the "Officer")

                              W I T N E S S E T H

       WHEREAS, the Officer is employed by the
Company as an officer of the Company with the title and salary current at the effective date of this Agreement as set forth in Appendix A; and

       WHEREAS, the Officer and the Company
are parties to a Management Continuity Agreement effective July 18, 1990, and the Officer and the Company wish to amend and restate said Management Continuity Agreement; and

       WHEREAS, the Company wishes to attract
and retain highly qualified executives and to achieve this goal it is in the best interests of the Company to secure the continued services of the Officer regardless of a change in control of the Company; and

        WHEREAS, the Company is willing, in
order to provide the Officer a measure of security with respect to his employment with the Company in the event of a change in control of the Company so that the Officer will be in a position to act with respect to a possible change in control of the Company in the interests of First of America Bank Corporation and its shareholders, without concern as to the Officer's own financial security, and in order to induce the Officer to remain in employment with the Company, to agree that employment of the Officer shall be terminable only for cause for a limited period after a change in control of the Company.

        NOW, THEREFORE, the Company and the Officer agree as follows:

                                   SECTION 1
                                   EMPLOYMENT

        1.1 TERM. The Company shall employ the Officer and the Officer shall remain in employment with the Company for a period of five years from each effective date of this Agreement (the "Initial Term") unless terminated prior to the expiration of the Initial Term pursuant to Section 2.

        1.2 COMPENSATION. As compensation for services provided to the Company by the Officer pursuant to this Agreement, the Company shall pay the Officer the salary set forth in Appendix A, which salary may be increased from time to time by the Company. The Officer shall also be eligible to actively participate in any other compensation and benefit plans generally available to executive employees of the Company of like grade and salary including, but not limited to, retirement plans, group life, disability, accidental death and dismemberment, travel and accident, and health and dental insurance plans, incentive compensation plans, stock option plans, deferred compensation plans, supplemental retirement plans and excess benefit plans. Such other compensation and benefit plans are hereinafter referred to collectively as the "Compensation and Benefit Plans".





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        1.3     DUTIES.  The Officer shall perform such duties and functions as are assigned to him by the bylaws of the Company, as amended or restated, the Board of Directors of the Company, or by a duly authorized committee of the Board of Directors of the Company, or by an officer of more senior rank than the Officer. In the event of an actual or potential Change in Control (as defined in Section 2.8), the Officer shall perform his duties and functions in a manner that is consistent with the best interest of the Company and its shareholders, without regard to the effect that the potential or actual Change in Control may have on the Officer personally.

        1.4 DUTY OF LOYALTY. The Officer shall work full-time for the Company only, provided that:

                (a) he may also engage in charitable, civic and other similar activities;

                (b) with the consent of the Board of Directors or the Chief Executive Officer of the Company, he may serve as a director of a business organization not competing with the Company; and

                (c) he may make such investments and reinvestment in business activities as shall not require a substantial portion of his time.

        1.5 DUTY NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Officer acknowledges that his relationship with the Company is one of high trust and confidence, and that he has access to Confidential Information (as hereinafter defined) of the Company. The Officer shall not, directly or indirectly, communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Officer's duties. The duties contained in this paragraph shall be binding upon the Officer during the time that he is employed by the Company and following the termination of such employment. Such duties will not apply to any such Confidential Information which is or becomes in the public domain through no action on the part of the Officer, is generally disclosed to third parties by the Company without restriction on such third parties, or is approved for release by written authorization of the Board of Directors of the Company. The term "Confidential Information" shall mean any and all confidential, proprietary, or secret information relating to the Company's business, services, customers, business operations, or activities and any and all trade secrets, products, methods of conducting business, information, skills, knowledge, ideas, know-how or devices used in, developed by, or pertaining to the Company's business and not generally known, in whole or in part, in any trade or industry in which the Company is engaged.

                                   SECTION 2
                                  TERMINATION

        2.1 TERMINATION OF AGREEMENT. Unless sooner terminated in accordance with the terms of this Section 2, this Agreement shall terminate at the expiration of the Initial Term, and all obligations hereunder shall terminate except as specifically set forth in Section 2.5. The Officer may, with the consent of the Company, continue in the employ of the Company after the expiration of the Initial Term on such terms and conditions as may be agreed upon by the Company and the Officer.

        2.2 TERMINATION BY THE OFFICER. The Officer may voluntarily terminate this Agreement by providing two weeks notice to the Company, in which event the Company shall have no further obligation to the Officer hereunder from the date of such termination and the Officer shall have no further obligation to the Company hereunder except the duty to not disclose Confidential Information in accordance with Section 1.5. In the event the Officer's employment with the Company is terminated due to the Officer's death, the Company shall have no further obligation to the Officer, his heirs or legatees hereunder from the date of such termination, except for a period of one year from the date of the Officer's death, to pay to the Officer's surviving spouse the salary payments described in Section 1.2, in the amount in effect on the Officer's date of death. In the event the Officer's employment with the Company is terminated due to the Officer's permanent disability, the Company shall have no further obligation to the Officer, hereunder from the date of such termination, except, for a period of six months from the date salary continuation payments under the Company's short term disability policy cease, to pay to the Officer the salary payments described in Section 1.2, in the amount in effect on the date the Officer becomes permanently disabled,





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

but less the amount of any benefits received by the Officer during such period from the Company's long-term disability plan, and, for a period of one year from the date of the Officer's permanent disability, to provide benefits to the Officer under the Company's dental and health plans.

        For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of the Officer which:

                (a)     has continued uninterrupted for six months;

                (b)     is expected to continue indefinitely; and

                (c) is determined by the Company to render the Officer incapable of adequately performing his duties under
                        Section 1.3 of this Agreement.

        2.3 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate this Agreement without cause prior to a Change in Control, as defined in Section 2.8, by providing two weeks notice to the Officer. In such event, the Officer shall have no further obligation to the Company hereunder, except the duty to not disclose Confidential Information in accordance with Section 1.5., and the Company shall have no further obligation to the Officer hereunder from the date of such termination except the obligation to make salary payments and to permit the Officer to continue active participation in employee benefit plans, in accordance with the Company's severance program in effect on the date of such termination.

        2.4 TERMINATION BY THE COMPANY WITH CAUSE. The Company, by resolution of its Board of Directors, may terminate this Agreement by providing the Officer with notice, which may be provided as late as the effective date of such termination, if the Officer:

                (a) willfully engages in conduct that materially injures the
                    Company; or

                (b) willfully and materially breaches the provisions of this
                    Agreement.

     In such event, the Company will have no further obligation to the Officer under the Agreement from the date of such termination. No action, or failure to act, shall be considered "willful" if it is done by the executive in good faith and with reasonable belief that his action or omission was in the best interest of the Company.

        2.5 TERMINATION FOLLOWING CHANGE IN CONTROL. In the event there is a Change in Control of the Company, as defined in Section 2.8, during the Initial Term, and within the three year period commencing upon the date of the Change in Control (the "Firm Term"), either:

                (a) the Officer's employment hereunder is terminated by the Company other than with cause under Section 2.4; or

                (b) the Officer resigns from his employment hereunder upon thirty days written notice given to the Company within thirty days following a material change in the Officer's title, authorities or duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits provided pursuant to this Agreement or the Compensation and Benefit Plans (other than a reduction resulting from the computation of incentive award payments pursuant to the Compensation and Benefit Plans) below the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer's principal place of employment without his consent to a city different from the city which is the principal place of the Officer's employment immediately prior to the Change in Control, then:

                        (i) the Officer shall, for the applicable Continuation Period following such termination of employment, (A) continue to receive salary under Section 1.2 at





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

                                the greater of the rate in effect at the time of his termination of employment or the rate in effect immediately prior to the Change in Control, and (B) continue to actively participate in the Compensation and Benefit Plans, except as otherwise provided below, that he actively participated in at the time of such termination of employment as though he continued in the employment of the Company (without regard to any amendment or termination of the Compensation and Benefit Plans made on or after the date of a Change in Control); provided, however, that any benefit to be provided by a Compensation and Benefit Plan under subclause (B) above may be provided by the Company through cash of equivalent value or through a nonqualified arrangement or arrangements if, in the judgment of the Company, permitting the Officer to participate in such plan after his termination of employment would adversely affect the tax status of such plan; and

                        (ii) after his termination of employment, the Officer shall be entitled to receive an incentive compensation award equal to the greater of the Officer's annual target award for the calendar year coincident with or immediately preceding the date of the Change in Control under the Company's Annual Incentive Compensation plan or the pro rata award based on the Company's actual year-to-date performance payable to the Officer for the portion of the year preceding the Officer's termination of employment under the Company's Annual Incentive Compensation plan or any annual incentive compensation plan maintained by the Company's successor; and

                        (iii) after his termination of employment, the Officer shall be entitled to receive an additional incentive compensation award (which shall be in lieu of any pro-rata award payable to the Officer pursuant to the terms and conditions of the Company's Long-term Incentive Compensation Plan) equal to the greater of the target award under the Company's Long-term Incentive Compensation Plan for the performance period ending in the year of the Officer's termination of employment, provided that such award shall be determined by reference to the greater of the Officer's base salary as of the Officer's termination of employment or the Officer's base salary immediately preceding the date of the Change in Control; or the pro-rata long-term incentive compensation award payable to the Officer under any long-term incentive compensation plan of the Company's successor; and

                        (iv) after his termination of employment, the Officer shall no longer participate in the Company's Stock Option Plan (except that options giving the Officer the right to purchase any stock of the Company or any affiliate of the Company, which had been granted prior to the Officer's termination of employment, shall become immediately and fully exercisable without regard to any limits in such plan).

                        The term Continuation Period shall mean (i) three years, if the Officer's termination of employment occurs during the first year of the Firm Term;
                        (ii) two years, if the Officer's termination of employment occurs during the second year of the Firm Term; (iii) one year, if the Officer's termination of employment occurs during the third year of the Firm Term. Notwithstanding the foregoing provisions, in no event shall the Continuation Period extend beyond the Officer's Normal Retirement Date, as defined in the Company Employees' Retirement Plan.

        The Company's obligation to make payments under Section 2.5(b) shall not be affected by the earnings or any other income of the Officer, except to the extent provided in the non-compete provisions contained in Section 2.6. To the extent benefits to be provided pursuant to Section 2.5(b) are determined on the basis of the Officer's





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compensation, the compensation to be used to determine such benefits after the
Officer's termination of employment shall be the greater of the Officer's compensation used to determine such benefits immediately prior to the Change in Control or the Officer's compensation used to determine such benefits immediately prior to the Officer's termination of employment. To the extent that benefits to be provided by the Company pursuant to Section 2.5(b) are matching contributions pursuant to the Company Reserve Plus Retirement Savings Plan or Supplemental Savings Plan, the amount of matching contributions to be paid by the Company in any year following the date of the Officer's termination of employment shall be the greater of the amount of the matching contribution made by the Company for the most recent plan year that ended prior to the Change in Control or the amount of matching contributions made by the Company for the most recent plan year that ended prior to the Officer's termination of employment. To the extent benefits payable pursuant to Section 2.5(b) are determined by reference to the Officer's years of service with the Company, such as the determination of the Officer's accrued benefits under the Company's qualified or nonqualified retirement plans, such years of service shall be determined by including years that occur during the Continuation Period, regardless of whether the Officer elects to receive salary payments payable to him pursuant to Section 2.5(b)(i) in a lump-sum payment. In addition, to the extent the Officer is less than 100% vested in any benefits provided by the Compensation and Benefit Plans, he shall become 100% vested upon termination of employment described in Section 2.5(a) or (b) hereof.

     For purposes of determining an Officer's right under Section 2.5(b)(i) to accrue benefits during the Continuation Period under the Company Employees' Retirement Plan, Supplemental Retirement Plan and Excess Benefit Plan, the Officer's accrued benefits (including early retirement subsidies) shall be calculated by taking into account the years of service that the Officer would have accrued during the Continuation Period, the Officer's compensation, as such term is defined in the Company Employees' Retirement Plan (Compensation), payable for the Continuation Period and the retirement points that the Officer would have accumulated under the Company Employees' Retirement Plan based on the Officer's projected age and years of service at the end of the Continuation Period. The benefit accrued pursuant to Section 2.5(b)(i) and the above provisions shall include both the additional benefit, based on the service, Compensation, and retirement points that are credited during the Continuation Period, and the increase in the retirement benefits accrued prior to the Continuation Period due to the crediting of additional service, Compensation and retirement points during the Continuation Period. All of these retirement benefits shall be paid in a single, lump- sum payment, pursuant to Section 2.7 of this Agreement.

     In addition to any cash equivalency payment or medical benefit coverage provided to the Officer for the Continuation Period, the Officer shall also be eligible to receive a lump-sum cash payment equal to the difference between the amount of retiree medical premium payments that would be paid by the Company until the Officer's attainment of age 65 under the Company Employees' Health Care Plan, as in effect immediately prior to the Change in Control (the Health Care Plan), based on the Officer's age and years of service on the date of the Officer's termination of employment, and the amount of such premium payments that would have been paid under the Health Care Plan based on the projected age and years of service of the Officer through the end of the Continuation Period. If, after taking into consideration the Officer's projected age and years of service through the end of the Continuation Period, the Officer would not have been entitled to Company paid retiree medical premium payments, but the Officer would have completed five or more years of service with the Company and attained age 55 (thereby making the Officer eligible for retiree medical coverage under the Health Care Plan), then the lump-sum payment shall be calculated by assuming that the Company would have paid 25% of the cost of retiree medical premium payments until the Officer's attainment of age 65. For purposes of determining the amount of any lump-sum payment to the Officer under this paragraph, amounts that the Company would have paid for retiree medical premium payments shall be determined by assuming that the Company's Health Care Plan premium costs would increase at the rate of 7% per year. For purposes of determining the lump-sum payment of retiree medical premium payments and cash equivalency or medical benefit coverage to be provided to the Officer during the Continuation Period, such amounts or benefits shall include coverage for the Officer's spouse, provided that the Officer's spouse was covered by the Health Care Plan immediately prior to the Change in Control.

     2.6 NON-COMPETE PROVISIONS. In the event of the termination of the Officer's employment following a Change in Control, and the Officer becomes entitled to compensation and benefit payments under Section 2.5 of this Agreement, the Officer agrees not to compete with the Company, pursuant to the following terms and conditions.





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     For the period of eighteen months from and after the date of the such termination of employment following the Change in Control, Officer shall not engage in any employment activity or directly or indirectly own (except for passive investments in which Officer owns less than a 50% ownership interest), manage, operate, control or be employed by, participate in or be connected in any manner with the ownership, operation or control of any business that provides commercial, retail or mortgage lending services or sells financial products or services, which are competitive with or substantially similar to the commercial, retail, mortgage, trust, investment or insurance services or products of the Company, its subsidiaries and other affiliates, at any location in the United States of America.

     If any court shall determine that the duration or geographical limit of any restriction contained in this covenant not to compete (the "Covenant") is unenforceable under applicable law, this Covenant shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of the Covenant in the jurisdiction of the Court that has made such determination.

     Other than amendments that are deemed to be made pursuant to the preceding paragraph of this Agreement, no change or modification of this Covenant shall be valid unless the same be in writing and signed by the Company and Officer.

     Upon a breach by Officer of this Covenant, the Company shall be entitled to recover, as liquidated damages, one and one half times the greater of the Officer's annual base salary in effect on the date of the Officer's termination of employment or the Officer's base salary in effect immediately prior to the date of the Change in Control. This amount shall be deducted from the payments due to the Officer pursuant to Section 2.5(b) of this Agreement. In the event that all payments pursuant to Section 2.5(b) have been made to the Officer, the Officer shall pay the aforementioned amount to the Company.

     If any legal action or proceeding is brought for the enforcement of this Covenant, or because of an alleged dispute, breach, default or misrepresentation in connection with this Covenant, the successful or prevailing party in such action shall be entitled to recover reasonable attorneys' fees and costs connected with such action or proceeding in addition to all other recovery or relief.

     2.7 TIMING OF PAYMENTS. All salary payments to be made by the Company pursuant to Section 2.5(b)(i) shall be made in monthly installments during the Continuation Period, on the first day of each month following the Officer's termination of employment. Prior to the commencement of such payments, the Officer may elect to receive any or all such salary payments in a single lump-sum payment, payable within sixty days following the Officer's termination of employment. The Officer's election to receive a lump-sum payment of salary payments shall not affect in any way the Officer's right to receive, or the calculation of, other benefits payable to the Officer. All other payments to be made in cash pursuant to Section 2.5(b) shall be paid in a single lump-sum payment, payable within sixty days following the Officer's termination of employment. Any lump-sum payment to be made to the Officer shall be equal to the present value of the payments otherwise payable to the Officer, using an interest rate assumption equal to the annual, short-term, adjusted applicable federal interest rate, as determined for the month during which the lump-sum payment is made pursuant to Section 1274(d) of the Internal Revenue Code of 1986, except that the lump-sum payment of any nonqualified retirement benefit (other than benefits from the Company Supplemental Savings Plan or Reserve Plus Retirement Savings Plan) payable to the Officer shall be calculated pursuant to the actuarial assumptions of the Company Employees' Retirement Plan in effect on the date the Officer's employment is terminated. The Company shall withhold any applicable income and employment taxes from any amounts payable to the Officer pursuant to this Agreement.

        2.8 CHANGE IN CONTROL DEFINED. A Change in Control of the Company shall have occurred:

           (a) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), to acquire Voting Stock of the Company if:





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                (i)     after giving effect to such offer such corporation,
                        person, other entity or group would own 25% or more of the Voting Stock of the Company;

                (ii) there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

                (iii) such corporation, person, other entity or group has secured all required regulatory approvals to own or control 25% or more the Voting Stock of the Company;

           (b) if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any corporation, person, other entity or group (other that the Company or any of its wholly owned subsidiaries), and such definitive agreement is consummated;

           (c) if any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries) becomes the Beneficial Owner (as defined in the Company's Articles of Incorporation) of stock representing 25% or more of the Voting Stock of the Company; or

           (d) if during any period of two consecutive years Continuing Directors cease to comprise a majority of the Company's Board of Directors.

           The term "Continuing Director" means:

           (a) any member of the Board of Directors of the Company at the beginning of any period of two consecutive years; and

           (b) any person who subsequently becomes a member of the Board of Directors of the Company; if

                (i) such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

                (ii) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

           "Voting Stock" shall mean those shares of the Company entitled to vote generally in the election of directors.

     2.9 NO OBLIGATION TO REIMBURSE FOR TAXES. The Company shall not be obligated to reimburse the Officer due to the Officer's liability to pay any applicable federal or state income, employment or excise taxes which result from any payments made pursuant to this Agreement.

     2.10 OFFICER'S COSTS OF ENFORCEMENT. The Company shall pay all expenses of the Officer, including but not limited to attorney fees, incurred in enforcing payments by the Company pursuant to this Agreement.

     2.11 REDUCTION OF SALARY PAYMENTS. If payments or benefits under this Agreement, after taking into account all other payments or benefits to which the Officer is entitled from the Company (and which are in whole





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

or in part considered contingent upon a Change in Control), are expected to result in an excise tax to the Officer or the loss of certain tax deductions by the Company by reason of Sections 280G and 4999 of the Internal Revenue Code of 1986 or any successor provisions to those Sections, salary payments under
Section 2.5(b)(i) shall be reduced by the least amount required to avoid such excise tax and loss of deductions unless the failure to reduce such salary payments would be financially beneficial to the Officer. The failure to reduce such salary payments will be financially beneficial to the Officer if it results in an after-tax value to the Officer of all payments and benefits referenced in the preceding sentence, despite the application of the excise tax and income tax, which value is greater than the after-tax value the Officer would realize if salary payments were reduced to avoid the application of the excise tax. If the Officer and the Company shall disagree as to whether a payment under this Agreement could result in the loss of a deduction, the matter shall be resolved by an opinion of Howard and Howard Attorneys, or if Howard & Howard Attorneys is unable to provide such an opinion, counsel selected by the Company, and agreed to by the Officer. Counsel's opinion need not be unqualified. The Company shall choose a consulting firm, agreed to by the Officer, which shall provide Counsel with a determination of the base amount and excess parachute payments, as such terms are defined by Section 280G of the Code or its successor. Counsel's opinion shall be based on these determinations. The Company shall pay the fees and expenses of such counsel and consulting firm, and shall make available such information as may be reasonably requested by such counsel and consulting firm to prepare the opinion. If the maximum amount payable to the Officer pursuant to this Section
2.11 cannot be determined prior to the due date for such payment, the Company shall pay on the due date the minimum amount which it in good faith determines to be payable, and shall pay the remaining amount as soon as practicable after such remaining amount is determined.

                                   SECTION 3
                                 MISCELLANEOUS

     3.1 ASSIGNMENT OF OFFICER'S RIGHTS The Officer may not assign, pledge or otherwise transfer any of the benefits of this Agreement either before or after termination of employment, and any purported assignment, pledge or transfer of any payment to be made by the Company hereunder shall be void and of no effect. No payment to be made to the Officer hereunder shall be subject to the claims of creditors of the Officer.

     3.2 AGREEMENTS BINDING ON SUCCESSORS. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.

     3.3 NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by first class mail to the Officer or the Company at his or its address as set forth above, or to such other address of which either the Officer or the Company shall notify the other in writing.

     3.4 WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Officer or the Company.

     3.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes the Management Continuity Agreement between the Officer and the Company, which was effective July 18, 1990. It may be modified or amended only by an agreement in writing signed by the party against whom enforcement of any change or amendment is sought.

     3.6 SEVERABILITY OF PROVISIONS. If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all paragraphs, terms and provisions of this Agreement shall be deemed to be severable in nature.

     3.7 GOVERNING LAW. This Agreement is made in, and shall be governed by, the laws of the State of Michigan.





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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.



                                        ________________________________________
                                                                         Officer


                                        FIRST OF AMERICA BANK
                                        CORPORATION

Attest:

__________________________________      By:_____________________________________
Secretary
                                        Its:____________________________________





                                    (10)H-9

                                 APPENDIX A TO
                    MANAGEMENT CONTINUITY AGREEMENT BETWEEN
                     FIRST OF AMERICA BANK CORPORATION AND
                                 EMPLOYEE NAME




Officer's Title:

Officer's Salary as of
effective date of Agreement:      $





                                    (10)H-10